UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): September 12, 2023

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	DO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Purchase Agreement

On September 12, 2023, Diamond Foreign Asset Company (the “Cayman Issuer”), a wholly owned subsidiary of Diamond Offshore Drilling, Inc. (the “Company”), and Diamond Finance, LLC, a wholly owned subsidiary of the Company (together with the Cayman Issuer, the “Issuers”), and certain guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which the Issuers agreed to sell $550 million aggregate principal amount of a new series of the Issuers’ 8.500% Senior Secured Second Lien Notes due 2030 (the “Notes”) in a private placement (the “Offering”) conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will mature on October 1, 2030 and will be issued at par for net proceeds of approximately $539.5 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The closing of the issuance of the Notes is expected to occur on September 21, 2023, subject to customary closing conditions.

The Company intends to use the net proceeds from the Offering to fully repay and terminate its term loan credit facility, redeem in full its Senior Secured First Lien PIK Toggle Notes due 2027 and repay all of the borrowings outstanding under its senior secured credit agreement. The Company intends to use any remaining net proceeds for general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements of the Company, the Issuers and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Amendment No. 2 to Credit Agreement

On September 12, 2023, the Cayman Issuer, as borrower, the Company, as parent, certain of the lenders party thereto, and HSBC Bank USA, National Association, as administrative agent and collateral agent, entered into an amendment (the “Credit Agreement Amendment”) to the Company’s existing senior secured credit agreement. The Credit Agreement Amendment amends the existing revolving credit facility to, among other things, (i) reduce the aggregate commitment of the lenders thereunder from $400 million to $300 million and (ii) permit the Offering. The Credit Agreement Amendment will become effective concurrently with the consummation of the Offering, and the Offering is conditioned on the Credit Agreement Amendment becoming effective.

The foregoing description of the Credit Agreement Amendment is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is filed herewith as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 7.01.	Regulation FD Disclosure

On September 12, 2023, the Company issued a press release announcing the pricing of the Offering by the Issuers. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits.

Exhibit number	Description

10.1	Purchase Agreement, dated as of September 12, 2023, between Diamond Foreign Asset Company, Diamond Finance, LLC, certain guarantors named therein and Goldman Sachs & Co. LLC, as representative of the initial purchasers.

10.2**	Amendment to Credit Agreement, dated September 12, 2023, by and among Diamond Foreign Asset Company, Diamond Offshore Drilling, Inc., HSBC Bank USA, National Association, as administrative agent and as collateral agent, and the lenders and issuing lenders from time to time party thereto.

99.1	Press Release regarding the pricing of the Notes, dated September 12, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

**

Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2023	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ David L. Roland
David L. Roland
Senior Vice President, General Counsel and Secretary

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